Exhibit.10.8

IKARIA HOLDINGS, INC.
AMENDED AND RESTATED
SEVERANCE PAY PLAN

Effective March 1, 2010

Amended and Restated May 5, 2010

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

1.1	Definitions	2
1.2	Construction	3

ARTICLE 2 ELIGIBILITY		3

2.1	Eligibility for Severance Benefits	3
2.2	Circumstances in Which No Severance Benefits Will Be Paid	3
2.3	Leased Employees	4

ARTICLE 3 SEVERANCE PAYMENTS		4

3.1	Payment of Severance Amount	4
3.2	Tax Treatment of Payments	6

ARTICLE 4 CONTRIBUTIONS		6

4.1	Company Contributions	6

ARTICLE 5 ADMINISTRATION		6

5.1	Fiduciaries	6
5.2	Appointment of Plan Administrator	6
5.3	Plan Administrator’s Responsibilities	6
5.4	Multiple Fiduciary Functions	7
5.5	Written Directions	7
5.6	Co-Fiduciary Liability	7
5.7	Action by the Company	7
5.8	Compensation	8
5.9	Claims Procedure	8
5.10	Indemnification	9

ARTICLE 6 AMENDMENT AND TERMINATION OF THE PLAN		9

6.1	Right to Amend	9
6.2	Right to Terminate	9

ARTICLE 7 MISCELLANEOUS		9

7.1	Non-Guarantee of Employment or Other Benefits	9
7.2	Non-alienation of Benefits	9
7.3	Applicable Law	10

CERTAIN PLAN INFORMATION		11

ERISA RIGHTS		11

IKARIA HOLDINGS, INC.
AMENDED AND RESTATED
SEVERANCE PAY PLAN

Ikaria Holdings, Inc. (the “Company”) established the Ikaria Holdings, Inc. Severance Pay Plan, effective as of March 1, 2010, and amended and restated the Severance Pay Plan on May 5, 2010 (as amended and restated, the “Plan”).  The purpose of the Plan is to provide for the payment of severance benefits to eligible employees whose employment is terminated under certain circumstances.  Except for this Plan and specific individual written agreements, if any, the Company does not sponsor or maintain any plan, program, arrangement, or agreement for providing any employees with severance benefits.  Except for specific individual written agreements, this Plan is intended as the exclusive means by which the Company provides eligible employees with severance benefits.  This Plan is established and shall be administered with the intention of meeting the requirements of ERISA and other pertinent laws.

Except where specifically stated otherwise, the provisions of this Plan as in effect as of the employment termination date of an eligible employee shall be deemed to be effective for the eligible employee whose termination of employment occurred on or after the Plan’s effective date.

ARTICLE 1  DEFINITIONS

1.1           Definitions.  The following words and phrases when used in the Plan shall have the following meanings, unless the context clearly indicates otherwise:

(a)           “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

(b)           “Company” shall mean Ikaria Holdings, Inc., any subsidiary thereof and any successors or assigns thereto.

(c)           “Employee” shall mean only those individuals treated by the Company as regular full-time employees as of the date of the termination of their employment, but not any person covered by a collective bargaining agreement or employed in a unit of employees that is represented by a labor organization.

(d)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

(e)           “Plan” shall mean the employee welfare benefit plan contained herein, which shall be known as the Ikaria Holdings, Inc. Amended and Restated Severance Pay Plan.

(g)           “Plan Administrator” shall mean the person or entity who is appointed Plan Administrator pursuant to the procedures described in Article 5.

(h)           “Plan Year” shall mean each twelve-month period beginning on January 1 and ending on December 31, except that the initial Plan Year shall be the period commencing on March 1, 2010 and ending on December 31, 2010.

1.2           Construction.  Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply, and wherever any words herein are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.  The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to this entire Plan and not to any particular article or section.  Titles of articles and sections hereof are for general information only, and this Plan is not to be construed by reference thereto.

ARTICLE 2  ELIGIBILITY

2.1           Eligibility for Severance Benefits.  An Employee shall be eligible to receive severance benefits under this Plan, if one of the following events occurs and no provision in paragraph 2.2 applies:

(a)           the Employee’s position is eliminated by the Company;

(b)           the Employee’s employment is involuntarily terminated by the Company for reasons other than work performance or inappropriate conduct as determined in the discretion of the Company; or

(c)           the Employee’s employment is involuntarily terminated by the Company, and the Plan Administrator in his or its discretion decides that the Company is to provide severance benefits under this Plan.

2.2           Circumstances in Which No Severance Benefits Will Be Paid.  An Employee will not receive severance pay under this Plan if any of the following apply:

(a)           the Employee retires, resigns or dies;

(b)           the Employee’s employment is terminated by the Company for reasons related to work performance or inappropriate conduct as determined in the discretion of the Company;

(c)           the Employee’s employment is terminated for his not returning from an approved leave;

(d)           the Employee’s employment ends or is terminated because the Employee is physically or otherwise unable to perform the essential functions of his position with or without any required reasonable accommodation;

(e)           the Employee’s employment is terminated by the Company while he is receiving or seeking payments or benefits under a program, policy, plan or a law that provides payments or benefits to an Employee unable to work because of illness, injury or disability;

(f)            the Employee’s employment is terminated by the Company and he is eligible to receive any notice prior to termination, pay in lieu of notice, severance pay, termination pay or any other form of separation pay under any law or agreement;

(g)           the Employee is laid off with an expectancy of recall or rehire;

(h)           the Employee has been offered employment with a new employer, has made commitments to return to school or has made plans to join or start a business before being terminated;

(i)            the Employee for any reason will not be actively seeking full time employment after his employment with the Company is terminated;

(j)            the Employee is offered another position with the Company or any entity controlled by or under common control, whether directly or indirectly, with the Company at a base salary or hourly rate that is at least 90% of the base salary or hourly rate the Employee was paid in the position he is leaving and the Employee declines the new position;

(l)            the Employee remains or becomes employed by the Company in any position;

(m)          the Employee is not directly employed by the Company; or

(n)           the Employee has not experienced a “separation from service” with the Company within the meaning of Code Section 409A.

2.3           Leased Employees.  Under no circumstances shall a “leased employee” (within the meaning of Code section 414(n) or (o)) be eligible to receive benefits under this Plan.

ARTICLE 3  SEVERANCE PAYMENTS

3.1           Payment of Severance Amount.  Except as provided in subsections (c), (d) and (e) below, and subject to Section 2.2, an eligible Employee may receive the following severance payments:

(a)           If an eligible Employee enters into an agreement with the Company in such form and within such time as the Plan Administrator provides, the Employee shall be paid an amount of severance equal to the greater of the following:

(i)            an amount equal to the equivalent of the eligible Employee’s then current wages or salary for two months, or

(ii)           an amount equal to the equivalent of the eligible Employee’s then current wages or salary for one month for each full year of service with the Company,

which severance payments will be made over such period as may be determined solely in the discretion of the Plan Administrator.  Such agreement may include, among other things, a general release and waiver, specific releases and waivers relating to the Employee’s employment or the termination of that employment, non-compete provisions, confidentiality provisions, a covenant not to sue or other matters desired by the Plan Administrator in his or its discretion.

(b)           In the discretion of the Plan Administrator, the Company may provide other or additional payments or benefits in connection with the closure or transfer of a facility or operation in such amounts and on such conditions as the Plan Administrator may consider appropriate.

(c)           Notwithstanding anything in this Plan to the contrary:

(i)            the amount of any severance payments to any eligible Employee shall not exceed two times the lesser of the following:

(1)           the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company as an employee for the calendar year preceding the calendar year in which the Employee has a separation from service (as defined in Code section 409A and any regulations thereunder) with the Company; and

(2)           the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for such year; and

(ii)           the severance payments shall be made no later than December 31 of the second calendar year immediately following the calendar year in which the Employee’s separation from service with the Company occurs.

(d)           Any severance payments hereunder shall be made in accordance with the Company’s normal payroll cycle, provided that the period during which severance payments are being made to any Employee shall not exceed the maximum period allowed under Department of Labor Regulation section 2510.3-2(b).

(e)           Notwithstanding anything in this Plan to the contrary, if an otherwise eligible Employee receives any severance payments from the Company pursuant to any individual written agreement with, or plan of, the Company, then his severance payments under this Plan will be reduced on a dollar-for-dollar basis by any severance payments received by him pursuant to any such agreement or plan, provided, however, that no such offset shall occur to the extent that it results in a violation of Code Section 409A.

(f)            Notwithstanding anything in this Plan to the contrary, the amount of severance payments and the form in which such payments are paid, if any, may be changed from time to time and may differ among Employees.  No Employee shall be entitled to any severance payments hereunder unless and except as specifically determined by the Plan Administrator in his or its discretion.  The Plan Administrator in his or its discretion may also waive any provision of Article 2 in a particular case or cases.

3.2           Tax Treatment of Payments.  All payments of severance benefits shall be subject to any applicable income and employment tax withholding and other appropriate deductions.

ARTICLE 4  CONTRIBUTIONS

4.1           Company Contributions.  All benefits hereunder shall be provided directly out of the Company’s general assets.  The Company shall not be required to make contributions to a separate trust to fund this Plan.

ARTICLE 5  ADMINISTRATION

5.1           Fiduciaries.  The Company and the Plan Administrator shall be the only fiduciaries, named or otherwise, of the Plan for all purposes of ERISA.  No named fiduciary designated by this Section shall be required to give any bond or other security for the faithful performance of its duties and responsibilities with respect to the Plan, except to the extent required under ERISA.

5.2           Appointment of Plan Administrator.  The Company shall appoint a Plan Administrator.  The Plan Administrator may be removed by action of the Company at any time, with or without cause, upon written notice.  The Plan Administrator may resign upon 30 days’ written notice to the Company.  Upon such removal or resignation of the Plan Administrator, the Company shall appoint a successor thereto.  In the event the Company does not appoint a Plan Administrator under this Section, the Company shall be the Plan Administrator.  The Plan Administrator shall be deemed the Plan’s administrator for all purposes of ERISA.

5.3           Plan Administrator’s Responsibilities.  The Plan Administrator shall have and exercise all discretion and other authority to control and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms of the Plan.  Within such delegated authority, the Plan Administrator may take such actions or make such decisions as he or it deems appropriate in his or its sole discretion.  Without limiting the foregoing, the Plan Administrator shall have exclusive authority, power, and discretion with respect to the Plan:

(a)           to construe, interpret, and apply the provisions of the Plan, and, in connection therewith, to decide all questions of eligibility for, and the amount, manner, and time of payment of, any benefits in accordance with the terms and conditions of the Plan;

(b)           to establish the policies, interpretations, practices, and procedures of this Plan;

(c)           to prescribe and require the use of appropriate forms;

(d)           to prepare all reports, notices, and any other documents relating to the Plan which may be required by law;

(e)           to hire all persons providing services to the Plan;

(f)            to delegate to one or more individuals such duties and functions relating to the daily operation and administration of the Plan as he or it, in his or its discretion, sees fit;

(g)           to receive all disclosures required of fiduciaries and other service providers under ERISA or any other federal or state law;

(h)           to act as this Plan’s agent for the service of legal process; and

(i)            to perform all other responsibilities allocated to the Plan Administrator in the instrument appointing the Plan Administrator.

All findings of fact, determinations, constructions, interpretations, and decisions of the Plan Administrator shall be final, conclusive, and binding on all parties affected thereby, unless determined by a court of competent jurisdiction to be arbitrary and capricious.

5.4           Multiple Fiduciary Functions.  Any named fiduciary may serve in more than one fiduciary capacity with respect to this Plan.

5.5           Written Directions.  Whenever a named fiduciary or delegate must or may act upon the written direction of another named fiduciary or delegate, such fiduciary or delegate is not required to inquire into the propriety of such direction and shall follow the direction unless it is clear on its face that the actions to be taken under that direction would be prohibited by ERISA or the terms of this Plan.  Moreover, such fiduciary or delegate shall not be responsible for failure to act without such written directions.

5.6           Co-Fiduciary Liability.  No fiduciary shall have any liability for a breach of fiduciary duty of another fiduciary, unless he knowingly participates in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take action to remedy such breach, or, through his negligence in performing his own specific fiduciary responsibilities, he has enabled such other fiduciary to commit a breach of the latter’s fiduciary duty.

5.7           Action by the Company.  Any authority or responsibility allocated or reserved to the Company under this Plan may be exercised by its Vice President - Human Resources.

5.8           Compensation.  The Plan Administrator, or each member of the committee which is the Plan Administrator, shall not receive compensation (other than regular compensation from the Company) for services to the Plan but shall be reimbursed by the Company for expenses incurred in the performance of such duties.

5.9           Claims Procedure.

(a)           Any Employee who believes that he is entitled to benefits hereunder in an amount greater than he is receiving or has received may file a claim for such benefits by writing directly to the Plan Administrator at the Company’s office.  Any such claim shall be filed in writing stating the nature of the claim, the facts supporting the claim, the amount claimed, and the name and address of the claimant.

(b)           The Plan Administrator shall consider any claim and shall notify the claimant in writing whether the claim is granted or denied.  Such written notice shall be provided to the claimant within 90 days after receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time to process the claim in which case the Plan Administrator shall give the claimant written notice of the extension within 90 days after receipt of the claim, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make a determination.  The extension shall not exceed an additional 90 days.  If the Plan Administrator makes an adverse determination with respect to the claim, in whole or in part, such written notice shall include (i) the specific reason(s) for the adverse determination, (ii) a specific reference to the Plan provision(s) on which the determination is based, (iii) a description of any additional material or information necessary to perfect an appeal and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(c)           Within 60 days of notice of an adverse benefit determination with respect to a claim, the claimant may file a written appeal with the Plan Administrator.  Any such appeal must contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provision(s) on which the appeal is based, (iii) a statement of the argument(s) and authority (if any) supporting each of the ground(s) for appeal, and (iv) any other pertinent documents, records, comments or information that the appellant wishes to submit in support of the appeal.  Upon request and free of charge, the Plan Administrator shall provide the claimant with reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  The Plan Administrator shall consider the appeal, taking into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall notify the appellant in writing of the determination on review within 60 days after such appeal is received, unless the Plan Administrator determines that special circumstances require an extension of time to process the claim in which case the Plan Administrator shall give the claimant written notice of the extension within 60 days after such appeal is received, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make a determination on review.  In the event of an adverse benefit determination on review, in whole or in part, the Plan Administrator’s written notice shall set forth (i) the specific reason(s) for the adverse determination, (ii) a reference to the Plan provision(s) on which the determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring an action under section 502 of ERISA.

5.10         Indemnification.  The Company shall indemnify the Plan Administrator, or each member of the committee which is the Plan Administrator, and hold him harmless from any liability for the consequences of his acts or conduct in his official capacity, provided he acted in good faith, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

ARTICLE 6  AMENDMENT AND TERMINATION OF THE PLAN

6.1           Right to Amend.  The Company reserves the right to amend this Plan at any time and in any manner.  Any such amendment shall apply to all Employees terminated after the adoption of such amendment whether or not such Employees have been given notice thereof, and, except to the extent prohibited by ERISA, any amendment may be made retroactively.  Nothing in this Plan shall be deemed to limit the Company’s right to amend or terminate any plan or program for providing insurance, retirement or other fringe benefits to Employees, including changes affecting former Employees then receiving severance payments under this Plan.  However, no amendment of the Plan shall change the right of any former Employee to receive severance payments hereunder.

6.2           Right to Terminate.  The Company reserves the right to terminate the Plan, in whole or in part, at any time and for any reason.  However, termination of the Plan shall not change the right of any former Employee to receive severance payments hereunder.

ARTICLE 7  MISCELLANEOUS

7.1           Non-Guarantee of Employment or Other Benefits.  Neither the establishment of the Plan, nor any modification or amendment hereof, nor the payment of any severance hereunder shall be construed as giving any Employee or other person whomsoever any legal or equitable right against the Company or the Plan Administrator, or the right to payment of any severance hereunder or under any other plan or program of the Company (unless the same shall be specifically provided herein).  It is specifically provided that no Employee shall have any vested right to severance payments hereunder.

7.2           Non-alienation of Benefits.  No Employee eligible for severance payments hereunder shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of such severance payments, nor shall such severance payments or any assets of the Company, be subject to seizure by legal process by any creditor of such Employee.  Any attempt to effect such a diversion or seizure as aforedescribed shall be deemed null and void for all purposes hereunder.

7.3           Applicable Law.  This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey to the extent such laws are not preempted by applicable federal laws.

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CERTAIN PLAN INFORMATION

Name of Plan:	Ikaria Holdings, Inc. Severance Pay Plan

Name, Address and Telephone Number of Sponsor:	Ikaria Holdings, Inc.
6 Route 173
Clinton, NJ 08809
(908) 238-6600

Plan Sponsor’s Identification Number:	20-8617785

Plan Administrator:

Individual or committee appointed by the Company or, if an individual or committee is not so appointed, the Company. The Plan Administrator can be contacted in writing at the Company’s headquarters at the address shown above.

Agent for Service of Legal Process:	Legal process may be served on the Plan Administrator or the Company.

Plan Number:	527

ERISA RIGHTS

As a Plan participant, you are entitled to certain rights and protections under ERISA.  ERISA provides that all participants shall be entitled to:

Receive Information About Your Plan and Benefits

•                  Examine, without charge, at the Plan Administrator’s office all documents governing the Plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•                  Obtain upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

•                  Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to annually furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees; if, for example, it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Toll-Free Employee and Employer Hotline of the Employee Benefits Security Administration.

[End of Ikaria Holdings, Inc. Amended and Restated Severance Pay Plan]